SECOND AMENDMENT TO INDEX LICENSE AGREEMENT

This Second Amendment (the “Amendment”) to the Index License Agreement effective as of December 19, 2024 (the “Effective Date”), is made by and between Quantix Commodities Indices LLC, a Delaware limited liability company (“Licensor”), and Harbor Capital Advisors, Inc., a Delaware corporation (“Licensee”).

WHEREAS, Licensor and Licensee are parties to that certain Index License Agreement effective as of December 7, 2021, as assigned effective February 4, 2022 (the “Agreement”);

WHEREAS, Licensor serves as subadvisor to Harbor Energy Transition Strategy ETF (the “Fund”), a series of Harbor ETF Trust, pursuant to a Sub-Advisory Agreement between the parties, and the Fund’s investment objective is to track the Quantix Energy Transition Index;

WHEREAS, Licensee has determined to liquidate the Fund, effective on or about December 19, 2024, and to terminate the Sub-Advisory Agreement; and

WHEREAS, the parties desire to remove the Quantix Energy Transition Index as an Index under the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows:

1. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to such terms in the Agreement.

2. All references to the Quantix Energy Transition Index and the QET in this Agreement are hereby removed. Furthermore, for the avoidance of doubt, the defined terms “Index” and “Licensor Marks” no longer include reference to the Quantix Energy Transition Index and the QET, respectively.

3. Exhibit A to the Agreement is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

4. The Agreement, as modified by this Amendment, shall continue in full force and effect. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic and facsimile copies of this Amendment shall have the same force and effect as an original. The person signing below represents that they are duly authorized to execute this Amendment for and on behalf of the party for whom they are signing.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the Effective Date.

QUANTIX COMMODITIES INDICES LLC		HARBOR CAPITAL ADVISORS, INC.

By:	/s/ Sam Bezek	By:	/s/ Diana R. Podgorny
Print:	Sam Bezek	Print:	Diana R. Podgorny
Its:	Authorized Signatory	Its:	EVP, General Counsel & Secretary

EXHIBIT A

Index	Description	Annual Fee Rate
Quantix Inflation Index (QII)	Index constructed to deliver inflation protection from a long-only basket of commodities and commodity-linked instruments.	No fee is payable under this Agreement with respect to the QII.

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